Exhibit 10.1

EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of March 1, 2004, by and between EMMIS OPERATING COMPANY, an Indiana corporation (“Employer” or “Emmis”), and JEFFREY H. SMULYAN, an Indiana resident (“Executive”).

RECITALS

     WHEREAS, Employer and its subsidiaries are engaged in the ownership and operation of certain radio and television stations, magazines, and related operations (together, the “Emmis Group”); and

     WHEREAS, Employer desires to employ Executive as its Chairman of the Board and Chief Executive Officer to supervise, manage and direct the business and operations of the Emmis Group; and

     WHEREAS, Executive desires to be employed by Employer in such capacity.

          NOW, THEREFORE, in consideration of the foregoing, the mutual promises and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

     1. Employment Status. Upon the terms and subject to the conditions set forth in this Agreement, Employer hereby employs Executive, and Executive hereby accepts exclusive employment with Employer during the Term (as defined below).

     2. Term. The term of Executive’s employment shall commence on March 1, 2004, and continue until February 29, 2008 (the “Term”). This Agreement shall expire at the end of the Term unless earlier terminated in accordance with the terms of this

Agreement. For purposes of this Agreement, the term “Contract Year” shall be defined to mean each twelve (12) month period commencing on March 1, 2004, and on each anniversary thereof during the Term. The term “First Contract Year” shall refer to the period commencing on March 1, 2004, and ending on February 28, 2005; “Second Contract Year” shall refer to the period commencing on March 1, 2005, and ending on February 28, 2006; “Third Contract Year” shall refer to the period commencing on March 1, 2006, and ending on February 28, 2007. “Fourth Contract Year” shall refer to the period commencing on March 1, 2007, and ending on February 29, 2008.

     3. Executive’s Position, Duties and Authority.

     3.1 Position. Employer shall employ Executive, and Executive shall serve as Chairman of the Board and Chief Executive Officer of Employer, and of any successor of Employer by merger, acquisition of substantially all of the assets or stock of Employer, or otherwise. Subject to the provisions of Sections 11.4, 11.6 and Exhibit A (attached hereto and made a part hereof), Executive shall serve in such other senior management positions to which the Board of Directors of Emmis Communications Corporation (the “Board”) may appoint Executive.

     3.2 Duties and Authority. Executive shall have such executive duties, functions, authority and responsibilities as are commensurate with the office(s) Executive holds with the Employer during the Term.

     3.3 Directorships and Other Offices. Employer shall use its best efforts to cause Executive to be a member of the Board (a “Director”) throughout the Term and shall include Executive in the management slate for election as a Director at every annual shareholder’s meeting during the Term at which Executive’s term as a Director would otherwise expire. As a Director, Executive shall serve in such position without additional remuneration but shall be entitled to the benefit of indemnification pursuant to the terms of Section 15.10. Executive shall also serve without remuneration as a director and/or officer of Employer or one or more other members of the Emmis Group if appointed to such position(s) by the Board. If Executive is so appointed, Executive shall be entitled to the benefit of indemnification as set forth in the second sentence of this Section 3.3.

     4. Full-Time Services. Executive’s services pursuant to this Agreement shall be performed on a full-time and exclusive basis in a professional, diligent and competent manner to the best of Executive’s abilities. Executive shall not undertake any outside employment or outside business activity without the prior written consent of the Board; provided, however, that Executive shall be permitted to serve on the board of The Finish Line, Inc. and other charitable or civic organizations so long as such services do not materially interfere with Executive’s duties and obligations pursuant to this Agreement.

     5. Location of Employment; Travel. The location for performance of Executive’s services hereunder shall be the Employer’s headquarters in Indianapolis, Indiana. Executive shall undertake such travel as the performance of Executive’s duties pursuant to this Agreement may require.

     6. Compensation.

     6.1 Base Salary. Upon the terms and subject to the conditions set forth in this Agreement, Employer shall pay or cause to be paid to Executive a base salary (“Base Salary”) in the following amounts: (i) $830,000 during the First Contract Year; (ii) $855,000 during the Second Contract Year; (iii) $880,000 during the Third Contract Year; and (iv) $905,000 during the Fourth Contract Year. All Base Salary paid pursuant to this provision shall be subject to withholding for applicable taxes and as otherwise required by law. Employer shall pay Executive the Base Salary according to Employer’s customary payroll practices. Executive acknowledges and agrees that Employer may pay a portion of Executive’s Base Salary in Shares (as defined below) pursuant to any plan adopted for Emmis employees or for other senior executive officers of Employer.

     6.2 Annual Incentive Compensation. Upon the terms and subject to the conditions set forth in this Agreement, for each Contract Year during the Term, Executive shall be eligible to receive one (1) annual performance bonus (“Contract Year Bonus”) in the following target amounts: (i) $1,037,500 for the First Contract Year; (ii) $1,068,750 for the Second Contract Year; (iii) $1,100,000 for the Third Contract Year; and (iv) $1,131,250 for the Fourth Contract Year, the exact amount of which shall be determined by means of Executive’s attainment of certain performance goals established by the Compensation Committee of the Board (the “Compensation Committee”) after reasonable, good faith consultation with Executive. Any Contract Year Bonus amounts paid pursuant to this provision, if any, shall be subject to withholding for applicable taxes and as otherwise required by law. Executive acknowledges and agrees that, as a material condition to receiving a Contract Year Bonus, as of the end of each respective Contract Year, Executive must be fully performing Executive’s duties and obligations and shall not be in breach of any of the material terms and conditions of this Agreement. It is understood and agreed that Emmis may, at its sole election, pay any Contract Year Bonus, if any, or any portion thereof, in cash or Shares. In the event Emmis elects pursuant to this Section 6.2 to pay a Contract Year Bonus (or any portion thereof) in Shares, such Shares shall be issued to Executive in a manner similar to Employer’s issuance of stock or equity compensation to other senior management-level employees. Any Contract Year Bonus amounts earned by Executive pursuant to the terms and conditions of this Section 6.2 shall be awarded promptly following Employer’s fiscal year end earnings release or at such other time or times as annual incentive compensation awards are made to other members of Employer’s senior management team (but in no event later than ninety (90) days after the expiration of the applicable Contract Year).

     6.3 Equity Incentive Compensation. On or about the commencement of each Contract Year during the Term, or at any other time or times during each

Contract Year when Employer generally awards equity incentive compensation to members of Employer’s senior management team, Executive shall receive an option (“Option”) to acquire the following number of shares of Class B Common Stock of Emmis Communications Corporation (the “Shares”): (i) 300,000 for the First Contract Year; (ii) 200,000 for the Second Contract Year; (iii) 200,000 for the Third Contract Year; and (iv) 100,000 for the Fourth Contract Year. All Options issued to Executive pursuant to this provision shall be granted pursuant to the terms and subject to the conditions of the applicable equity compensation or comparable plan of Employer (the “Plan”). It is understood and agreed that in the event of any change in the outstanding Shares by reason of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, Share combination, consolidation or similar event, the number and class of Shares awarded pursuant to this Agreement or covered by an Option granted pursuant to this Section 6.3 and any applicable Option exercise price shall be adjusted by the Compensation Committee in its sole discretion and in accordance with the terms of the applicable Plan of Employer and the Option agreement evidencing the grant of the Option. The determination of the Compensation Committee shall be conclusive and binding. Executive hereby acknowledges Executive’s receipt of the Option for the First Contract Year on or about March 1, 2004. It is understood and agreed that, upon Executive’s written consent, Employer may grant to Executive such other or different incentive compensation (e.g., restricted stock) of comparable value (as determined by the Compensation Committee in its discretion) in lieu of all or any portion of any Option to be granted to Executive hereunder. Any equity grant shall be made pursuant to a Plan adopted for employees of Emmis Communications Corporation or any of its subsidiaries or affiliates.

     6.4 Life and Disability Insurance. Each Contract Year during the Term, Employer agrees to reimburse Executive in an amount not to exceed $10,000 (the “Life and Disability Insurance Premium”) for the annual premium associated with Executive’s purchase or maintenance of any life and/or disability insurance policy or policies for the benefit of Executive. It is understood and agreed that Employer’s obligations under this Section 6.4 are expressly contingent upon Executive providing required information and taking all necessary actions required of Executive in order to obtain and maintain the subject policy or policies, including without limitation, passing any required physical examinations. Additionally, with respect to that certain life insurance policy issued by Pruco Life Insurance Company (number V1001742) and held by the Jeffrey H. Smulyan Irrevocable Trust (the “Policy”), Executive agrees to restructure the Policy in order for the Policy to become self-sustaining. Executive acknowledges that neither Employer nor any member of the Emmis Group has any obligation to make any premium or other payments in connection with the Policy and that Employer will not make any such additional premium payments other than as specifically set forth in this Agreement. The parties acknowledge that the Split Dollar Life Insurance Agreement (dated November 2, 1997) and corresponding Limited Collateral Assignment (dated November 2, 1997), and all of the parties’ respective rights and obligations pursuant to such agreements, shall remain unaffected and in full force and effect.

     6.5 Performance-Based Compensation; Fractional Shares. It is the intention of the parties that all or a portion of each Contract Year Bonus paid to Executive pursuant to this Section 6 may be deemed performance-based compensation in order to permit such compensation to qualify for deduction under Section 162(m) of the Internal Revenue Code of 1986. Accordingly, to the extent permitted by law, the provisions of this Section 6 shall be construed to permit each Contract Year Bonus paid hereunder to so qualify. Additionally, in the event that the calculation of a certain number of Shares awarded to Executive pursuant to any of the provisions of this Section 6 results in a fractional Share, such fractional Share shall be rounded up to the nearest whole Share.

     6.6 Auto Allowance. During the Term, Executive shall receive a monthly auto allowance (“Auto Allowance”) in the amount of $2,000 (subject to withholding for applicable taxes and as otherwise required by law) consistent with Employer’s policy or practice regarding such allowances, as such policy or practice may be changed or eliminated from time to time during the Term in Employer’s sole discretion; provided, however, that in no event shall the amount paid to Executive under this Section 6.6 be reduced. Executive shall be solely responsible for maintaining appropriate insurance coverage for the vehicle referenced in this provision.

     7. Business Expenses. Employer shall pay or reimburse Executive for all reasonable expenses actually incurred by Executive during the Term directly related to the performance of Executive’s services hereunder upon presentation of expense statements, vouchers or similar documentation, or such other supporting information as Employer may require of Executive.

     8. Fringe Benefits and Vacation. During the Term, Executive shall be entitled to twenty five (25) business days of paid vacation in accordance with Employer’s applicable policies and procedures for senior executive officers. Executive shall also be eligible to participate in and receive the fringe benefits generally made available to other senior executive officers of Employer in accordance with the general provisions of Employer’s fringe benefit plans or programs; provided, however that Executive understands that these benefits may be increased, changed, eliminated or added from time to time during the Term as determined in Employer’s sole and absolute discretion.

     9. Confidential Information.

     9.1 Non-Disclosure. Executive acknowledges that certain information concerning the business of the Emmis Group is of a proprietary and highly confidential nature, and that as a result of Executive’s employment with Employer prior to and during the Term, Executive has received and developed, and will hereafter receive and continue to develop, proprietary and other confidential information concerning the business of Employer and other members of the Emmis Group which, if known to competitors of Employer, would damage Employer, its subsidiaries, and their respective businesses. Accordingly, Executive agrees that, during the Term and thereafter, Executive shall not divulge or appropriate for Executive’s own use, or for the use or benefit of any third party (other than Employer or its representatives or as specifically directed in writing by Employer) any information or knowledge concerning the business of Employer or other members of the Emmis Group which is not generally available to the public other than through the activities of Executive. Executive further agrees that upon termination of Executive’s employment for any reason, Executive shall promptly surrender to Employer all documents, brochures, writings, illustrations, price lists, marketing plans, budgets and any other such materials (regardless of form or character) that Executive received from or developed on behalf of Employer in connection with Executive’s employment at any time prior to or during the Term. Executive acknowledges that all such materials shall remain at all times during and after the expiration or termination of the Term for any reason the sole and exclusive property of Employer, and that nothing in this Agreement shall be deemed to grant Executive any right, title or interest in such material.

     9.2 Injunctive Relief. Executive acknowledges that: Executive’s breach of Section 9.1 will cause irreparable harm and damage to Employer, the exact amount of which will be difficult to ascertain; that the remedies at law for any such breach would be inadequate; and that the provisions of this Section 9 have been specifically negotiated and carefully written to prevent such irreparable harm and damage. Accordingly, if Executive breaches Section 9.1, Employer shall be entitled to injunctive relief enforcing Section 9.1 to the extent reasonably necessary to protect Employer’s legitimate interests, without posting bond or other security.

     10. Non-Interference; Injunctive Relief.

     10.1 Non-Interference. During the Term and for a period of two (2) years immediately thereafter, Executive shall not, directly or indirectly, take any action (or permit any action to be taken by an entity with which Executive is associated in a management role) which has the effect of interfering with Employer’s relationship (contractual or otherwise) with any employee of Employer or any other member of the Emmis Group.

     10.2 Injunctive Relief. Executive acknowledges and agrees that the provisions of this Section 10 have been specifically negotiated and carefully worded in recognition of the opportunities which shall be afforded to Executive by Employer by virtue of Executive’s continued association with Employer and the influence that Executive has and will continue to have over Employer’s employees, customers and vendors. Executive further acknowledges that: Executive’s breach of Section 10.1 will cause irreparable harm and damage to Employer, the exact amount of which will be difficult to ascertain; that the remedies at law for any such breach would be inadequate; and that the provisions of this Section 10 have been specifically negotiated and carefully written to prevent such irreparable injury and damage. Accordingly, if Executive breaches Section 10.1, Employer shall be entitled to injunctive relief enforcing Section 10.1 to the extent reasonably necessary to protect Employer’s legitimate interests, without posting bond or other security. If Executive violates Section 10.1 and Employer brings legal action for injunctive or other relief, Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of non-interference set forth herein. Accordingly, the obligations set forth in Section 10.1 shall be deemed to have the duration set forth therein, computed from the date such relief is obtained or granted but reduced by the time expired between the date the restrictive period began to run and the date of the first violation of the obligations by Executive.

     10.3 Construction. Despite the express agreement herein between Employer and Executive, in the event that any of the provisions set forth in this

Section 10 shall be determined by any court or other tribunal of competent jurisdiction to be unenforceable for any reason whatsoever, the parties agree that this Section 10 shall be interpreted to extend only to the maximum extent as to which it may be enforceable, and that this Section 10 shall be severable into its component parts, all as determined by such court or tribunal.

     11. Termination of Agreement.

     11.1 Termination of Agreement by Employer for Cause. Employer may, by action of the Board, terminate this Agreement and Executive’s employment hereunder for Cause (as defined in Section 11.3 below) in accordance with the terms and conditions of this Section 11. Following a determination by the Board that Executive should be terminated for Cause, Employer shall give written notice to Executive specifying the grounds for such termination (the “Preliminary Notice”), and Executive shall have thirty (30) days after receipt of the Preliminary Notice to respond in writing. If following the expiration of such thirty (30) day period the Board reaffirms its determination that Executive should be terminated for Cause, such termination shall be effective upon delivery by Employer to Executive of a final notice of termination (the “Final Notice”). Notwithstanding Section 11.6, a termination by Executive pursuant to Section 11.6 shall be deemed a termination by Employer for Cause to which this Section 11.1 shall apply if such termination by Executive occurs after delivery of a Preliminary Notice and Executive is thereafter terminated for Cause as specified in such Preliminary Notice.

     11.2 Effect of Termination by Employer for Cause. In the event of termination for Cause as provided in Section 11.1 above:

        (i) Executive shall have no further obligations or liabilities hereunder, except Executive’s obligations under Sections 9 and 10, which shall survive the termination of this Agreement.

        (ii) Employer shall have no further obligations or liabilities hereunder, except that Employer shall, not later than two (2) weeks after the termination date:

               (a) Pay to Executive all earned but unpaid Base Salary with respect to any applicable pay period ending on or before the termination date; and

               (b) Pay to Executive any Contract Year Bonus, if any, which Executive earned for a Contract Year ending on or prior to the termination date pursuant to Section 6.2 but which remains unpaid as of the termination date.

     11.3 Definition of Cause. For purposes of this Agreement, “Cause” shall be defined to mean any of the following: (i) any action or omission by Executive involving willful or repeated failure, neglect or refusal to perform any of Executive’s material duties or obligations under this Agreement (or any duties assigned to Executive consistent with the terms of this Agreement) or abide by any applicable policy of Employer, and continuation of such breach after written notice and the expiration of a ninety (90) day cure period; provided, however, that it is not the parties’ intention that Employer shall be required to provide successive such notices, and in the event Employer has provided Executive with a notice and opportunity to cure pursuant to this Section 11.3, Employer may terminate this Agreement for a subsequent breach similar or related to the material breach for which notice was previously given or for a continuing series or pattern of breaches (whether or not similar or related) without providing notice or an opportunity to cure; (ii) commission of any felony or any other crime involving an act of moral turpitude; (iii) Executive’s action or omission, or knowing allowance of actions or omissions, which are in violation of any federal, state or local law, rule or ordinance, including without limitation any of the rules or regulations of the Federal Communications Commission (the “FCC”), or which otherwise jeopardize any of the licenses granted to Employer or any other member of the Emmis Group in connection with the ownership or operation of any radio or television station; (iv) theft in any amount; (v) actual or threatened violence against another employee; (vi) sexual or other prohibited harassment of other employees of Emmis or any other member of the Emmis Group; (vii) unauthorized disclosure or use of proprietary or confidential information, as described more fully in Section 9.1; and (viii) any action which brings Employer or any other member of the Emmis Group into public disrepute, contempt, scandal or ridicule.

     11.4 Change in Control. In the event of a “Change in Control”, the rights and obligations of Executive and Employer are set forth in the Change of Control Agreement (the “CIC Agreement”) attached to this Agreement as Exhibit A. “Change in Control” shall have the meaning ascribed to it in Exhibit A. Notwithstanding anything to the contrary contained in this Agreement or in Exhibit A, a Change in Control shall be deemed not to have occurred if, immediately following the transaction or transactions described in the definition of Change of Control in Exhibit A: (i) Executive is Chairman of the Board or Chief Executive Officer of Employer or any successor thereto, including without limitation any entity established as a result of a separation of the radio or television divisions of Employer (collectively, “Successor”); or (ii) Executive retains the ability to vote at least fifty percent (50%) of all classes of stock of the Employer or any Successor; or (iii) Executive retains the ability to elect a majority of the Board of Directors of Employer or any Successor.

     11.5 Termination by Employer Without Cause. Notwithstanding anything to the contrary contained in this Agreement, Employer may, by action of the Board, terminate this Agreement and Executive’s employment hereunder at any time during the Term for any reason. In the event the Board elects to terminate Executive’s employment pursuant to this provision: (i) such termination shall be effective immediately upon delivery of written notice of such termination to Executive; (ii) Executive shall have no further obligations or liabilities hereunder, except Executive’s obligations under Sections 9 and 10, which shall survive the termination of this Agreement; and (iii) Employer shall have no further obligations or liabilities except to pay to Executive those amounts and benefits that would otherwise be payable to Executive in the event of a “Qualifying Termination” (as that term is defined in the CIC Agreement) pursuant to the CIC Agreement.

     11.6 Termination by Executive for Good Reason. Executive may terminate this Agreement and Executive’s employment hereunder at any time during the Term for “Good Reason”, such termination to be effective sixty (60) days after Executive provides written notice thereof to the Board. For purposes of this provision, “Good Reason” shall be defined to mean either: (a) Employer’s breach of any of the material terms of this Agreement (after written notice of such breach from Executive and a reasonable opportunity to cure); or (b) any diminution in Executive’s duties or authority by the Board without Executive’s consent, including without limitation the assignment to Executive of any duties, functions or responsibilities inferior to the duties, functions, authority or responsibilities contemplated in Section 3.2 above. In the event of a termination for Good Reason by Executive, on the effective date of such termination: (i) Executive shall have no further obligations or liabilities hereunder, except Executive’s obligations under Sections 9 and 10, which shall survive the termination of this Agreement; and (ii) Employer shall have no further obligations or liabilities except to pay to Executive those amounts and benefits that would otherwise be payable to Executive in the event of a “Qualifying Termination” (as that term is defined in the CIC Agreement) pursuant to the CIC Agreement.

     12. Disability.

     12.1 Termination of Employment. If Executive shall become Disabled (as defined in Section 12.2), Employer shall continue to compensate Executive under the terms of this Agreement without diminution and otherwise without regard to such disability or nonperformance of duties until Executive has been disabled for a cumulative period of six (6) months, at which time the Board may, in its sole discretion, elect to terminate Executive’s employment. If the Board elects to terminate Executive’s employment pursuant to this Section 12.1, the date that Executive’s employment terminates shall be referred to herein as the “Disability Termination Date.”

     12.2 Definition of Disability. Executive shall be deemed to have become “Disabled” for purposes of this Agreement if, during the Term, because of ill health, physical or mental disability, or for other causes beyond Executive’s reasonable control, Executive shall have been unable to perform Executive’s duties hereunder as reasonably determined by a reputable physician selected by Employer.

     12.3 Executive’s Obligations after Termination. Except as specifically set forth in this Agreement, Executive shall have no further obligations or liabilities hereunder after a Disability Termination Date except Executive’s obligations under Sections 9 and 10 which shall survive the termination of the Term.

     12.4 Employer’s Obligations after Termination. Employer shall, not later than two (2) weeks after a Disability Termination Date, pay to Executive: (i) all earned but unpaid Base Salary with respect to any pay period ending on or before the Disability Termination Date; plus (ii) any Contract Year Bonus, if any, earned by Executive for a Contract Year ending on or prior to the Disability Termination Date pursuant to Section 6.2 but which remains unpaid as of the Disability Termination Date; provided, however, that in the event a Disability Termination Date occurs at least six (6) months after the commencement of a Contract Year during the Term, Employer shall pay to Executive a pro-rated portion of the Contract Year Bonus for the Contract Year during which the Disability Termination Date occurs, such amount to be determined in the sole discretion of Employer. Employer shall have no further obligations or liabilities hereunder following a Disability Termination Date except those set forth in the next sentence. For a period of five (5) years following a Disability Termination Date, Employer shall pay to Executive, according to Employer’s customary payroll practices, an amount equal to seventy five percent (75%) of Executive’s then-current Base Salary (subject to withholding for applicable taxes and as otherwise required by law). It is understood and agreed that (i) the foregoing payment obligation shall be inclusive of any benefits received by Executive pursuant to any applicable group disability or similar policy maintained by Employer for the benefit of its employees; (ii) Employer may elect (but shall not be obligated) to insure its payment obligations hereunder; (iii) Employer shall not be entitled to an offset as a result of any disability benefits received by Executive in connection with any private disability insurance policy purchased by Executive; and (iv) Employer’s payment obligation hereunder shall terminate in the event that Executive fully recovers from such Disability.

     13. Death of Executive.

     13.1 Termination of Agreement. This Agreement shall terminate immediately upon Executive’s death. In the event of such termination, Employer shall have no further obligations or liabilities hereunder except its obligations under Section 13.2 below which shall survive such termination.

     13.2 Compensation. Employer shall, not later than two (2) weeks after Executive’s date of death, pay to Executive’s estate or designated beneficiary or beneficiaries: (i) all earned but unpaid Base Salary with respect to any pay period ending on or before Executive’s date of death; plus (ii) any Contract Year Bonus, if any, earned by Executive for a Contract Year ending on or prior to Executive’s date of death pursuant to Section 6.2 but which remains unpaid as of Executive’s date of death; provided, however, that in the event Executive’s date of death occurs at least six (6) months after the commencement of a Contract Year during the Term, Employer shall pay to Executive’s estate or designated beneficiary a pro-rated portion of the Contract Year Bonus for the Contract Year during which Executive’s death occurs, such amount to be determined in the sole discretion of Employer. Additionally, Employer shall make a one-time, lump sum payment in an amount equal to one (1) year of Executive’s then-current Base Salary (subject to withholding for applicable taxes and as otherwise required by law).

     13.3 No Reduction. Amounts payable pursuant to this Section 13 shall not be reduced by the value of any benefits payable to Executive’s estate or designated beneficiaries under any applicable life insurance plan or policy, including without limitation, any policy contemplated by Section 6.4 of this Agreement.

     13.4 Death after Termination. In the event that Executive dies after termination of this Agreement pursuant to Section 11 or 12, all amounts required to be paid by Employer prior to Executive’s death in connection with such termination that remain unpaid as of Executive’s date of death shall be paid to Executive’s estate or designated beneficiary.

     14. Notices. All notices, requests, consents and other communications required or permitted to be given hereunder, shall be made in writing and shall be deemed to have been duly given if delivered personally or sent by first-class (registered or certified) mail as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):

               (i) If to Employer:

Emmis Communications Corporation
40 Monument Circle
Suite 700
Indianapolis, Indiana 46204
Attn.: David O. Barrett, Esq.

With a copy to:

Gary L. Kaseff, Esq.
3500 West Olive Avenue
Suite 1450
Burbank, California 91505

               (ii) If to Executive, to Executive’s address on the personnel records of Employer with a copy to:

Martin J. Klaper, Esq.
Ice Miller
One American Square
Box 82001
Indianapolis, Indiana 46282

15. Miscellaneous.

     15.1 Governing Law. This Agreement shall be deemed to have been entered into in the State of Indiana and shall be governed by, and construed and enforced in accordance with, the laws of the State of Indiana without regard to its choice of law provisions.

     15.2 Arbitration. The parties agree that any controversy or claim of either party hereto arising out of, in connection with or in any way relating to this Agreement, or a breach thereof, shall be settled by final and binding arbitration in Indianapolis, Indiana in accordance with the applicable rules of the American Arbitration Association, and that judgment upon any award rendered may be entered by the prevailing party in any court having jurisdiction thereof. The parties agree to share equally all costs associated with the arbitration; provided, however, that each party shall be solely responsible for its own attorneys’ fees and expenses in connection with any such arbitration.

     15.3 Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any of the terms or conditions of this Agreement.

     15.4 Entire Agreement; Merger. This Agreement (including all exhibits attached hereto and referenced in this Agreement) sets forth the entire agreement and understanding of the parties relating to the subject matter herein, and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties, which are merged herein.

     15.5 Successors and Assigns. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive without the prior written consent of the Board, which consent may be granted or withheld in Employer’s sole and absolute discretion; provided, however, that Executive may designate pursuant to Section 15.7 one or more beneficiaries to receive any amounts that would otherwise be payable hereunder to Executive’s estate. Employer may assign all or any portion of its rights and obligations hereunder to any subsidiary, affiliate or related entity, or any third party by way of merger, corporate reorganization, acquisition of substantially all of the assets or stock of Employer, or otherwise.

     15.6 Amendments; Waivers. This Agreement cannot be changed, modified or amended, and no provision or requirement hereof may be waived, without the written consent of Executive and Employer. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce such provision. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach or a waiver of the breach of any other term or covenant contained in this Agreement.

     15.7 Beneficiaries. Whenever this Agreement provides for any payment to Executive’s estate, such payment may be made instead to such beneficiary or beneficiaries as Executive may have designated in a writing filed with Employer. Executive shall have the right to revoke any such designation and to re-designate a beneficiary or beneficiaries by written notice to Employer (and to any applicable insurance company).

     15.8 Executive’s Warranty and Indemnity. Executive hereby represents and warrants that Executive: (i) has the full and unqualified right to enter into and fully perform this Agreement according to each and every term and condition contained herein; and (ii) has not made any agreement, contractual obligation, or commitment in contravention of any of the terms and conditions of this

Agreement or which would prevent Executive from performing according to any of the terms and conditions contained herein. Furthermore, Executive hereby agrees to fully indemnify and hold harmless Employer and each of its subsidiaries, affiliates and related entities, and each of their respective officers, directors, employees, agents, attorneys, insurers and representatives (the “Emmis Group”) from and against any and all losses, costs, damages, expenses (including attorneys’ fees and expenses), liabilities and claims, arising out of, in connection with, or in any way related to Executive’s breach of any of the representations or warranties contained in this Section 15.8.

     15.9 Change in Fiscal Year. If Employer changes its fiscal year, Employer shall make such adjustments to the various dates and amounts included herein or in any plan or program referenced herein as are necessary or appropriate; provided, however, that the end of the Term shall in no event be extended beyond the expiration of the Term without the written consent of the parties.

     15.10 Indemnification. Executive shall be entitled to the benefit of the indemnification provisions set forth in Employer’s Amended and Restated Articles of Incorporation and/or By-Laws, or any applicable corporate resolution, as the same may be amended from time to time during the Term (not including any limiting amendments or additions, but including any amendments or additions that add to or broaden the protection afforded to Executive at the time of execution of this Agreement) to the fullest extent permitted by applicable law. Additionally, Employer shall cause Executive to be indemnified in accordance with Chapter 37 of the Indiana Business Corporation Law (the “IBCL”), as the same may be amended from time to time during the Term, to the fullest extent permitted by the IBCL as required to make Executive whole in connection with any indemnifiable loss, cost or expense incurred in Executive’s performance of Executive’s duties and obligations pursuant to this Agreement. Employer shall also maintain during the Term an insurance policy providing directors’ and officers’ liability coverage in a commercially reasonable amount. It is understood that the foregoing indemnification obligations shall survive the expiration or termination of the Term.

            IN WITNESS WHEREOF, the parties, intending to be legally bound, have duly executed this Agreement as of the date first written above.

EMMIS OPERATING COMPANY (“Employer”)
By:	/s/ Walter Z. Berger
Walter Z. Berger
Executive Vice President – Chief Financial Officer

JEFFREY H. SMULYAN (“Executive”)
/s/ Jeffrey H. Smulyan
Jeffrey H. Smulyan

Date: October 7, 2004

EXHIBIT A

EMMIS COMMUNICATIONS CORPORATION
CHANGE IN CONTROL SEVERANCE AGREEMENT

          THIS AGREEMENT is effective as of March 1, 2004 (the “Effective Date”) by and between EMMIS COMMUNICATIONS CORPORATION, an Indiana corporation (the “Company”), and JEFFREY H. SMULYAN (“Executive”).

W I T N E S S E T H

          WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders; and

          WHEREAS, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and that such possibility may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

          WHEREAS, the Compensation Committee of the “Board” (as defined in Section 1) has determined that it is in the best interests of the Company and its stockholders to secure Executive’s continued services and to ensure Executive’s continued and undivided dedication to his duties in the event of any threat or occurrence of a “Change in Control” (as defined in Section 1) of the Company; and

          WHEREAS, the Compensation Committee, at a meeting held on June 25, 2003, has authorized the Company to enter into this Agreement.

          NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:

          1. Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

               (a) “Affiliate” means, with respect to a specified person, a person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified.

               (b) “Board” means the Board of Directors of the Company.

               (c) “Bonus Amount” means the greater of (i) the highest annual incentive bonus earned by Executive from the Company (or its Affiliates) during the last three (3) completed fiscal years of the Company immediately preceding Executive’s Date of Termination (annualized in the event Executive was not employed by the Company (or its Affiliates) for the whole of any such fiscal year), or (ii) if the Date of Termination occurs before Executive has been employed for a full fiscal year, and before the date Company generally pays bonuses to its Executives for the fiscal year in which Executive’s employment commenced, the Executive’s target bonus for the fiscal year of the Company which includes the Executive’s Date of Termination.

               (d) “Cause” means (i) the willful and continued failure of Executive to perform substantially his duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness or any such failure subsequent to Executive being delivered a Notice of Termination without Cause by the Company or delivering a Notice of Termination for Good Reason to the Company) after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties; provided that Executive has not cured such failure or commenced such performance within 30 days after such demand is given to Executive, or (ii) the willful engaging by Executive in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company or its Affiliates. For purpose of the preceding sentence, no act or failure to act by Executive shall be considered “willful” unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, based upon the advice of counsel for the Company (or upon the instructions of the Company’s chief executive officer or another senior officer of the Company) shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. Cause shall not exist unless and until the Company has delivered to Executive a copy of a resolution duly adopted by three-quarters (3/4) of the entire Board (excluding Executive if Executive is a Board member) at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clauses (i) or (ii) has occurred and specifying the particulars thereof in detail. The Company must notify Executive of any event constituting Cause within ninety (90) days following the Company’s knowledge of its existence or such event shall not constitute Cause under this Agreement.

               (e) “Change in Control” means any of the following: (i) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than an Affiliate or any employee benefit plan (or any related trust) of the Company or an Affiliate, and other than Jeffrey H. Smulyan or an Affiliate of Mr. Smulyan) (a “Person”) becomes after the date hereof the beneficial owner of 25% or more of either the then outstanding Stock or the combined voting power of the then outstanding voting securities of the Company entitled to vote in the election of directors, except that no Change in Control shall be deemed to have occurred solely by reason of any such acquisition by a corporation with respect to which, after such acquisition, more than 60% of both the then outstanding common shares of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote in the election of directors are then beneficially owned, directly or indirectly, by the persons who were the beneficial owners of the Stock and voting securities of the Company immediately before such acquisition in substantially the same proportion as their ownership, immediately before such acquisition, of the outstanding Stock and the combined voting power of the then outstanding voting securities of the Company entitled to vote in the election of directors; (ii) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided that any individual who becomes a director after the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote or written consent of at least two-thirds of the directors then comprising the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 under the Exchange Act); (iii) the consummation of (A) a merger, reorganization or consolidation with respect to which the individuals and entities who were the respective beneficial owners of the Stock and voting securities of the Company immediately before such merger, reorganization or consolidation do not, after such merger, reorganization or consolidation, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding common shares and the combined voting power of the then outstanding voting securities entitled to vote in the election of directors of the corporation resulting from such merger, reorganization or consolidation, or (B) the sale or other disposition of all or substantially all of the assets of the Company to any Person; (iv) the approval by the shareholders of the Company of a liquidation or dissolution of the Company; or (v) such other event(s) or circumstance(s) as are determined by the Board to constitute a Change in Control. Notwithstanding the foregoing provisions of this definition, a Change in Control of the Company shall be deemed not to have occurred (a) with respect to any Executive, if such Executive is, by written agreement executed prior to such Change in Control, a participant on such Executive’s own behalf in a transaction in which the persons (or their Affiliates) with whom such Executive has the written agreement Acquire the Company (as defined below) and, pursuant to the written agreement, the Executive has an equity interest in the resulting entity or a right to acquire such an equity interest, or (b) in the event the Company separates or bifurcates its radio and television divisions by means of merger, corporate reorganization, sale or disposition of assets, spin-off, tax-free reorganization, or otherwise (any such separation or bifurcation, a “Separation Event”), and, immediately thereafter, Mr. Smulyan is Chairman or Chief Executive Officer of the Company or any successor thereto, including without limitation, either division or any entity established as a result of a Separation Event ( a “Successor”), Mr. Smulyan retains the ability to vote at least fifty percent

(50%) of all classes of stock of the Company or any Successor, or Mr. Smulyan retains the ability to elect a majority of the Board of Directors of the Company or any Successor.

          Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any Person acquires beneficial ownership of more than 25% of the then outstanding Stock as a result of the acquisition of the Stock by the Company which reduces the number of shares of Stock outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Stock that increases the percentage of outstanding Stock beneficially owned by such person, a Change in Control of the Company shall then occur.

          For the purposes of this definition, “Acquire the Company” means the acquisition of beneficial ownership by purchase, merger, or otherwise, of either more than 50% of the Stock (such percentage to be computed in accordance with Rule 13d-3(d)(1)(i) of the SEC under the Exchange Act) or substantially all of the assets of the Company or its successors; “person” means such term as used in Rule 13d-5 of the SEC under the Exchange Act; “beneficial owner” means such term as defined in Rule 13d-3 of the SEC under the Exchange Act; and “group” means such term as defined in Section 13(d) of the Exchange Act.

               (f) “Code” means the Internal Revenue Code of 1986, as amended, and regulations and rulings thereunder. References to a particular section of the Code shall include references to successor provisions.

               (g) “Date of Termination” means (1) the effective date on which Executive’s employment by the Company terminates as specified in a prior written notice by the Company or Executive, as the case may be, to the other, delivered pursuant to Section 10 or (2) if Executive’s employment by the Company terminates by reason of death, the date of death of Executive.

               (h) “Disability” means termination of Executive’s employment by the Company due to Executive’s absence from Executive’s duties with the Company on a full-time basis for at least one hundred eighty (180) consecutive days as a result of Executive’s incapacity due to physical or mental illness.

               (i) “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to a particular section of, or rule under, the Exchange Act shall include references to successor provisions.

               (j) “Good Reason” means, without Executive’s express written consent, the occurrence of any of the following events after a Change in Control:

                    (i) any (A) change in the duties or responsibilities (including reporting responsibilities) of Executive that is inconsistent in any material and adverse respect with Executive’s position(s), duties, responsibilities or status with the Company immediately prior to such Change in Control (including any material and adverse diminution of such duties or responsibilities);

provided, however, that Good Reason shall not be deemed to occur upon a change in duties or responsibilities (other than reporting responsibilities) that is solely and directly a result of the Company no longer being a publicly traded entity and does not involve any other event set forth in this paragraph (j) or (B) material and adverse change in Executive’s titles or offices (including, if applicable, membership on the Board) with the Company as in effect immediately prior to such Change in Control;

                    (ii) a material breach by the Company or an Affiliate of the Company of an employment agreement to which the Executive and the Company or an Affiliate of the Company are parties;

                    (iii) a reduction by the Company in Executive’s rate of annual base salary or annual target bonus opportunity as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;

                    (iv) any requirement of the Company that Executive (A) be based anywhere more than thirty-five (35) miles from the office where Executive is located at the time of the Change in Control, if such relocation increases Executive’s commute by more than twenty (20) miles, or (B) travel on Company business to an extent substantially greater than the travel obligations of Executive immediately prior to such Change in Control;

                    (v) the failure of the Company to (A) continue in effect any material employee benefit plan, compensation plan, welfare benefit plan or fringe benefit plan in which Executive is participating immediately prior to such Change in Control or the taking of any action by the Company which would adversely affect Executive’s participation in or reduce Executive’s benefits under any such plan, unless Executive is permitted to participate in other plans providing Executive with substantially equivalent benefits in the aggregate (at substantially equivalent cost with respect to welfare benefit plans), or (B) provide Executive with paid vacation in accordance with the most favorable vacation policies of the Company and its Affiliates as in effect for Executive immediately prior to such Change in Control, including the crediting of all service for which Executive had been credited under such vacation policies prior to the Change in Control;

                    (vi) any refusal by the Company to continue to permit Executive to engage in activities not directly related to the business of the Company in which Executive was permitted to engage prior to the Change in Control;

                    (vii) any purported termination of Executive’s employment which is not effectuated pursuant to Section 10(b) (and which will not constitute a termination hereunder); or

                    (viii) the failure of the Company to obtain the assumption and, if applicable, guarantee, agreement from any successor (and parent corporation) as contemplated in Section 9(b).

Notwithstanding anything herein to the contrary, termination of employment by Executive for any reason during the 30-day period commencing one (1) year after the date of a Change in Control shall constitute a termination for Good Reason. An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by Executive shall not constitute Good Reason. Executive’s right to terminate employment for Good Reason shall not be affected by Executive’s incapacity due to mental or physical illness and Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason; provided, however, that Executive must provide notice of termination of employment within ninety (90) days following Executive’s knowledge of an event constituting Good Reason or such event shall not constitute a termination for Good Reason under this Agreement.

               (k) “Qualifying Termination” means a termination of Executive’s employment (i) by the Company other than for Cause or (ii) by Executive for Good Reason. Termination of Executive’s employment on account of death, Disability or Retirement shall not be treated as a Qualifying Termination.

               (l) “Retirement” means Executive’s retirement (not including any mandatory early retirement) in accordance with the Company’s retirement policy generally applicable to its salaried employees, as in effect immediately prior to the Change in Control, or in accordance with any retirement arrangement established with respect to Executive with Executive’s written consent; provided, however, that under no circumstances shall a resignation with Good Reason be deemed a Retirement.

               (m) “SEC” means the Securities and Exchange Commission.

               (n) “Stock” means the Class A Common Stock and the Class B Common Stock of the Company, par value $.01 per share.

               (o) “Termination Period” means the period of time beginning with a Change in Control and ending two (2) years following such Change in Control. Notwithstanding anything in this Agreement to the contrary, if (i) Executive’s employment is terminated prior to a Change in Control for reasons that would have constituted a Qualifying Termination if they had occurred following a Change in Control; (ii) Executive reasonably demonstrates that such termination (or Good Reason event) was at the request of a Person who had indicated an intention or taken steps reasonably calculated to effect a Change in Control, or was otherwise made in connection with a Change in Control; and (iii) a Change in Control involving such third party or an Affiliate of such third party (or a party competing with such third party to effectuate a Change in Control) does occur, then for purposes of this Agreement, the date immediately prior to the date of such termination of employment or event constituting Good Reason shall be treated as a Change in Control. For purposes of determining the timing of payments and benefits to Executive under Section 4, the date of the actual Change in Control shall be treated as Executive’s Date of Termination under Section l(g).

          2. Obligation of Executive. In the event of a tender or exchange offer, proxy contest, or the execution of any agreement which, if consummated, would constitute a Change in Control, Executive agrees not to voluntarily leave the employ of the Company, other than as a result of Disability, Retirement or an event which would constitute Good Reason if a Change in Control had occurred, until the Change in Control occurs or, if earlier, such tender or exchange offer, proxy contest, or agreement is terminated or abandoned.

          3. Term of Agreement. This Agreement shall be effective on the date hereof and shall continue in effect until the Company shall have given three (3) years’ written notice of cancellation; provided, that, notwithstanding the delivery of any such notice, this Agreement shall continue in effect for a period of two (2) years after a Change in Control, if such Change in Control shall have occurred during the term of this Agreement. Notwithstanding anything in this Section to the contrary, this Agreement shall terminate if Executive or the Company terminates Executive’s employment prior to a Change in Control except as provided in the second sentence of Section 1(o).

          4. Payments Upon Termination of Employment.

               (a) Qualifying Termination - Severance. If during the Termination Period the employment of Executive shall terminate pursuant to a Qualifying Termination, then the Company shall provide to Executive:

                    (i) within ten (10) days following the Date of Termination a lump-sum cash amount equal to the sum of (A) Executive’s base salary through the Date of Termination and any bonus amounts which have become payable, to the extent not theretofore paid or deferred, (B) a pro rata portion of Executive’s annual bonus for the fiscal year in which Executive’s Date of Termination occurs in an amount at least equal to (1) Executive’s target bonus for such fiscal year, multiplied by (2) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five (365), and (C) any accrued vacation pay, in each case to the extent not theretofore paid; plus

                    (ii) within ten (10) days following the Date of Termination, a lump-sum cash amount equal to (i) three (3) times Executive’s highest annual rate of base salary during the 36-month period immediately prior to Executive’s Date of Termination plus (ii) three (3) times Executive’s Bonus Amount.

               (b) Qualifying Termination - Benefits. If during the Termination Period the employment of Executive shall terminate pursuant to a Qualifying Termination, the Company shall continue to provide, for a period of three (3)

years following Executive’s Date of Termination, Executive (and Executive’s dependents, if applicable) with the same level of medical, dental, accident, disability and life insurance benefits upon substantially the same terms and conditions (including contributions required by Executive for such benefits) as existed immediately prior to Executive’s Date of Termination (or, if more favorable to Executive, as such benefits and terms and conditions existed immediately prior to the Change in Control); provided, that, if Executive cannot continue to participate in the Company plans providing such benefits, the Company shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted. Notwithstanding the foregoing, in the event Executive becomes reemployed with another employer and becomes eligible to receive welfare benefits from such employer, the welfare benefits described herein shall be secondary to such benefits during the period of Executive’s eligibility, but only to the extent that the Company reimburses Executive for any increased cost and provides any additional benefits necessary to give Executive the benefits provided hereunder. For two years following the Executive’s Date of Termination (or such shorter period ending upon the subsequent employment of Executive at a level of service commensurate with Executive’s positions with the Company on the Date of Termination), Executive shall be provided with outplacement services from a provider selected by the Company and at the Company’s expense. In addition, the Company may make such additional payments, and provide such additional benefits, to Executive as the Company and Executive may agree in writing, or to which the Executive may be entitled under the compensation and benefit plans, policies, and arrangements of the Company.

               (c) Nonqualifying Termination. If during the Termination Period the employment of Executive shall terminate other than by reason of a Qualifying Termination, then the Company shall pay to Executive within thirty (30) days following the Date of Termination, a lump-sum cash amount equal to the sum of Executive’s base salary through the Date of Termination and any bonus amounts which have become payable, to the extent not theretofore paid or deferred, and any accrued vacation pay, to the extent not theretofore paid. The Company may make such additional payments, and provide such additional benefits, to Executive as the Company and Executive may agree in writing, and the Company shall provide the Executive with those payments and benefits to which Executive may be entitled under the compensation and benefit plans, policies, and arrangements of the Company, or any employment agreement with the Company or an Affiliate of the Company.

               (d) Stock Options. In the event of a Change in Control, all options to purchase Company stock held by Executive (“Options”) which are not fully vested and exercisable shall become fully vested and exercisable as of a time established by the Board, which shall be no later than a time preceding the Change in Control which allows Executive to exercise the Options and cause the stock acquired thereby to participate in the Change in Control transaction. If the Change in Control transaction is structured such that stock participating therein at one time is or may be treated differently than stock participating therein at a different time (e.g., a tender offer followed by a squeeze-out merger), the Board shall interpret this paragraph (d) to provide for the required vesting acceleration in a manner designed to allow Executive to exercise the Options and cause the stock acquired thereby to participate in the earliest portion of the

Change in Control transaction. If the consummation of a Change in Control transaction is uncertain (e.g., a tender offer in which the tender of a minimum number of shares is a condition to closing, or a voted merger or proxy contest in which a minimum number of votes is a condition to closing), the Board shall apply this paragraph (d) by using its best efforts to determine if and when the Change in Control transaction is likely to close, and proceeding accordingly. To the extent necessary to implement this Section 4(d), each stock option agreement reflecting the Options, and each stock option plan relating to each such stock option agreement, if any, shall be deemed amended.

          5. Certain Additional Payments by the Company.

               (a) If it is determined (as hereafter provided) that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then Executive will be entitled to receive an additional payment or payments (a “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

               (b) Subject to the provisions of Section 5(f) hereof, all determinations required to be made under this Section 5, including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by a nationally recognized firm of certified public accountants (the “Accounting Firm”) selected by Executive in his sole discretion. Executive will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and Executive within 15 calendar days after the date of Executive’s termination of employment, if applicable, and any other such time or times as may be requested by the Company or Executive. If the Accounting Firm determines that any Excise Tax is payable by Executive, the Company will pay the required Gross-Up Payment to Executive within five business days after receipt of such determination and calculations. If the Accounting Firm determines that no Excise Tax is payable by Executive, it will, at the same time as it makes such determination, furnish Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal, state, local income or other tax return. Subject to the provisions of this Section 5, any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that an Underpayment is made and the Company exhausts or fails to pursue its remedies pursuant to Section 5(f) hereof and Executive thereafter is required to make a payment of any Excise Tax, Executive will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, Executive within five business days after receipt of such determination and calculations.

               (c) The Company and Executive will each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 5(b) hereof.

               (d) The federal, state and local income or other tax returns filed by Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Executive. Executive will make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, Executive will within five business days pay to the Company the amount of such reduction.

               (e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Sections 5(b) and (d) hereof will be borne by the Company. If such fees and expenses are initially advanced by Executive, the Company will reimburse Executive the full amount of such fees and expenses within five business days after receipt from Executive of a statement therefor and reasonable evidence of his payment thereof.

               (f) Executive will notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than 10 business days after Executive actually receives notice of such claim and Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Executive). Executive will not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (ii) the date that any payment of amount with respect to such claim is due. If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive will:

                    (i) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

                    (ii) take such action in connection with contesting such claim as the Company will reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

                    (iii) cooperate with the Company in good faith in order effectively to contest such claim; and

                    (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 5(f), the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Section 5(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided that Executive may participate therein at his own cost and expense) and may, at its option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided, however, that if the Company directs Executive to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to Executive on an interest-free basis and will indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

               (g) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 5(f) hereof, Executive receives any refund with respect to such claim, Executive will (subject to the Company’s complying with the requirements of Section 5(f) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 5(f) hereof, a determination is made that Executive will not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to this Section 5.

          6. Withholding Taxes. The Company may withhold from all payments due to Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom. In the case of the withholding of an Excise Tax, such withholding shall be consistent with any determination made under Section 5.

          7. Reimbursement of Expenses. If any contest or dispute shall arise under this Agreement involving termination of Executive’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse Executive, on a current basis, for all reasonable legal fees and expenses, if any, incurred by Executive in connection with such contest or dispute (regardless of the result thereof); provided, however, Executive shall be required to repay any such amounts to the Company to the extent that a court or an arbitration panel issues a final order from which no appeal can be taken, or with respect to which the time period to appeal has expired, setting forth that Executive has not wholly or partially prevailed on at least one material issue in dispute.

          8. Scope of Agreement. Nothing in this Agreement shall be deemed to entitle Executive to continued employment with the Company or its Subsidiaries, and if Executive’s employment with the Company shall terminate prior to a Change in Control, Executive shall have no further rights under this Agreement (except as otherwise provided hereunder); provided, however, that any termination of Executive’s employment during the Termination Period shall be subject to all of the provisions of this Agreement.

          9. Successors; Binding Agreement.

               (a) This Agreement shall not be terminated by any Change in Control or other merger, consolidation, statutory share exchange, sale of substantially all the assets or similar form of corporate transaction involving the Company (a “Business Combination”). In the event of any Business Combination, the provisions of this Agreement shall be binding upon the surviving corporation, and such surviving corporation shall be treated as the Company hereunder.

               (b) The Company agrees that in connection with any Business Combination, it will cause any successor entity to the Company unconditionally to assume (and for any parent corporation in such Business Combination to guarantee), by written instrument delivered to Executive (or his beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption and guarantee prior to the effectiveness of any such Business Combination that constitutes a Change in Control, shall be a breach of this Agreement and shall constitute Good Reason hereunder and shall entitle Executive to compensation and other benefits from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive’s employment were terminated following a Change in Control by reason of a Qualifying Termination. For purposes of implementing the foregoing, the date on which any such Business Combination becomes effective shall be deemed the date Good Reason occurs, and shall be the Date of Termination if requested by Executive.

               (c) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive’s estate.

          10. Notice. (a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when actually received or, if mailed, three days after mailing by registered or certified mail, return receipt requested, or one business day after mailing by a nationally recognized express mail delivery service with instructions for next-day delivery, addressed as follows:

          If to the Executive, to the Executive’s principal residence as reflected in the records of the Company.

If to the Company:

Emmis Communications Corporation
40 Monument Circle
Suite 700
Indianapolis, Indiana 46204
Attn.: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

               (b) A written notice of Executive’s Date of Termination by the Company or Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specify the termination date (which date shall be not less than fifteen (15) (thirty (30), if termination is by the Company for Disability) nor more than sixty (60) days after the giving of such notice). The failure by Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

          11. Full Settlement; Resolution of Disputes. The Company’s obligation to make any payments and provide any benefits pursuant to this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other severance payments to Executive under any other severance or employment agreement between Executive and the Company, and any severance plan of the Company; provided, however, that if any such other agreement or plan would provide Executive with a greater payment or more or longer benefits in respect of any particular item described hereunder (e.g., severance, welfare benefits), then Executive shall receive such particular item of payment and/or benefit pursuant to such other agreement or plan, in lieu of receiving that particular item pursuant to this Agreement. The Company’s obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable and benefits provided to Executive under any of the provisions of this Agreement and, except as provided in Section 4(b), such amounts shall not be reduced whether or not Executive obtains other employment. The parties agree that any controversy or claim of either party hereto arising out of or in any way relating to this Agreement, or breach thereof, shall be settled by final and binding arbitration in Indianapolis, Indiana by three arbitrators in accordance with the applicable rules of the American Arbitration Association, and that judgment upon any award rendered may be entered by the prevailing party in any court having jurisdiction thereof. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section.

          12. Employment by Subsidiaries. Employment by the Company for purposes of this Agreement shall include employment by any Affiliate.

          13. Survival. The respective obligations and benefits afforded to the Company and Executive as provided in Sections 4 (to the extent that payments or benefits are owed as a result of a termination of employment that occurs during the term of this Agreement), 5 (to the extent that Payments are made to Executive as a result of a Change in Control that occurs during the term of this Agreement), 6, 7, 9(c) and 11 shall survive the termination of this Agreement.

          14. GOVERNING LAW; VALIDITY. THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH

THE INTERNAL LAWS OF THE STATE OF INDIANA WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, OF SUCH PRINCIPLES OF ANY OTHER JURISDICTION WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF INDIANA. THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS AGREEMENT SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS AGREEMENT, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.

          15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

          16. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder, including, without limitation, the right of Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically provided herein, the rights of, and benefits payable to, Executive, his estate or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Executive, his estate or his beneficiaries under any other employee benefit plan or compensation program of the Company.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first above written.

EMMIS COMMUNICATIONS CORPORATION
By:	/s/ Walter Z. Berger
Title:	Executive Vice President – CFO

EXECUTIVE
:/s/ Jeffrey H. Smulyan

Date: October 7, 2004